EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 12, 2024 with respect to the statements of condition including the related portfolio schedules of All Cap Core Strategy 2024-1, Large Cap Core Strategy 2024-1, Mid Cap Core Strategy 2024-1, Small Cap Core Strategy 2024-1, PowerPicks Portfolio 2024-1, Dividend Income Leaders Strategy Portfolio 2024-1 and NASDAQ-100 Growth Leaders Portfolio 2024-1 (included in Invesco Unit Trusts, Series 2339) as of January 12, 2024 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-275391) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 12, 2024